Exhibit 99.2

             Press Release Announcing Retirement of Robert L. Nance










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                      MDU Resources Director Nance Retires

BISMARCK, N.D. - Aug. 17, 2006 -- MDU Resources Group, Inc. (NYSE:MDU) announces the retirement of Robert L. Nance from its Board of Directors effective today. Nance has been a member of the MDU Resources board since 1993 and has served as a member of the Nominating and Governance Committee and of the Audit Committee. Nance's retirement is the result of a provision in the company's bylaws that requires that outside directors retire when they reach age 70.

"Bob has a wealth of knowledge of the natural gas and oil industry, which has been invaluable to our corporation as we have grown that side of our business," said Martin White, chairman and chief executive officer of MDU Resources. "In addition to that, he also is a petroleum geology and technology expert. We will truly miss his expertise and his dedication to our stockholders, our customers and our employees."




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